Exhibit 10.4

SUNRISE SENIOR LIVING INVESTMENTS, INC.

CREDIT AGREEMENT

dated as of October 1, 2012

Health Care REIT, Inc.,

as Lender

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of October 1, 2012 (this “Agreement”), among Sunrise Senior Living Investments, Inc. (the “Borrower”) and Health Care REIT, Inc., as lender (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender from time to time after the Effective Date and prior to the Final Advance Date make Loans to the Borrower on the terms and conditions hereinafter set forth; and

WHEREAS, the Lender is willing, on the terms and conditions hereinafter set forth, to make such Loans;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.           DEFINITIONS

“Agreement”:  this Credit Agreement, as amended, supplemented or modified from time to time.

“Beaconsfield Facility”: the senior living facility located at 30-34 Station Road, Beaconsfield, Bucks, HP9 1AB, England.

“Borrower”:  as defined in the preamble.

“Borrowing”:  the making of Loans.

“Borrowing Date”:  any Business Day, specified in a notice pursuant to Section 3.1 as a date on which the Borrower requests that the Lender make Loans hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by law to be closed.

“Calculation Date”:  the Effective Date and the Business Day before each Monthly Payment Date thereafter.

“Change of Control”: the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), other than pursuant to the Merger Agreement; (ii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Lender and its affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Parent measured by voting power rather than number of shares; or (iii) the Parent ceases to own, directly or indirectly, 100% of the equity interests of the Borrower.

“Collateral”:  as defined in Section 6.8.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dollar Equivalent”: the amount of Dollars that is the equivalent of the referenced foreign currency, as determined by a leading bank selected by the Borrower in New York, New York.

“Dollars” and “$”:  the lawful currency of the United States of America.

“Effective Date”:  the date of the execution of this Agreement by all parties hereto.

“Embargoed Person”: (i) any country or territory that is the subject of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) any party that (w) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the OFAC, (x) is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC or (z) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading with the Enemy Act, or any other applicable laws.

“Event of Default”:  any of the events specified in Section 7, provided that any requirement, if any, for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934.

“Final Advance Date”: December 31, 2012.

“GAAP”:  generally accepted accounting principles in the United States of America in effect from time to time.

“GBP”:  the lawful currency of Great Britain.

“Glen Cove Facility”:  the MSH Facility known as Sunrise of Glen Cove, located at 39 Forest Avenue, Glen Cove, NY 11542.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HBLR Advance”: a Loan in an amount up to $53,000,000 (Fifty-Three Million Dollars).

“HBLR Equity Interests”: the equity interests to be transferred to the Borrower pursuant to the HBLR PSA.

“HBLR Facilities”: the four senior living facilities whose equity interests comprise the HBLR Equity Interests

“HBLR PSA”: the Purchase and Sale Agreement, dated as of August 21, 2012, by and among HVP Sun Investor II, LLC and the Borrower.

“Hunter Mill Facility”: the MSH Facility known as Sunrise of Hunter Mill, located at 2863 Hunter Mill Road, Oakton, VA 22124.

“Information”: as defined in Section 8.5.

“Lender”: as defined in the preamble.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

“Loan”:  as defined in Section 2.1.

“Loan Commitment”:  the Lender’s obligation pursuant to Section 2.1 to make Loans.

“Loan Commitment Amount”:  as defined in Section 2.2.

“Loan Documents”:  the collective reference to this Agreement and each other instrument, document or agreement required to be delivered pursuant hereto or thereto.

“Material Adverse Effect”:  (a) a material adverse change in, or a material adverse effect upon, the business, assets or financial condition of the Parent and its Subsidiaries, taken as a whole, or (b) a material adverse effect upon the legality, validity or enforceability against the Borrower of any Loan Documents.

“Maturity Date”:  December 31, 2013.

“Merger Agreement”: the Agreement and Plan of Merger by and among the Parent, Brewer Holdco, Inc., Brewer Holdco Sub, Inc., the Lender and Red Fox, Inc., dated as of August 21, 2012, as amended, amended and restated, supplemented or otherwise modified.

“Monthly Payment Date”:  the first day of each calendar month (beginning with November 1, 2012) or, if any such day is not a Business Day, the preceding Business Day.

“MSH Advance”: a Loan in an amount up to $312,000,000 (Three Hundred Twelve Million Dollars).

“MSH Equity Interests”: the equity interests to be transferred to the Borrower pursuant to the MSH PSA.

“MSH Facilities”: the twelve senior living facilities whose equity interests comprise the MSH Equity Interests.

“MSH PSA”: the Purchase and Sale Agreement, dated as of August 21, 2012, by and among HVP Sun Investor LLC and the Borrower.

“MSREF Advance”: a Loan in an amount up to the Dollar Equivalent of GBP64,500,000 (Sixty-Four Million Five Hundred Thousand Great Britain Pound Sterling) determined as of the date of such advance.

“MSREF Equity Interests”: the equity interests to be transferred to an affiliate of the Borrower pursuant to the MSREF PSA.

“MSREF Facilities”: the seventeen senior living facilities whose equity interests comprise the MSREF Equity Interests.

“MSREF PSA”: to the Purchase and Sale Agreement, dated as of August 22, 2012, by and among Sunrise Senior Living International Limited Partnership, Morgan Stanley Real Estate Fund VI Special-A International, L.P., MSREF VI Special-B C.V., Morgan Stanley Real Estate Fund VI International-T, L.P., MSREF VI TE C.V. and Morgan Stanley Real Estate Investors VI International, L.P.

“Notice of Borrowing”: as defined in Section 3.1.

“OFAC”: as defined in the definition of “Embargoed Person”.

“One-Month LIBOR”:  the rate per annum determined by the Lender to be the arithmetic mean of the offered rates for deposit in Dollars for a one-month period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page at approximately 11:00 a.m. (London time) on a Calculation Date.

“Organizational Documents” means the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person.

“Other Lender Loans”:  loans that may be advanced by the Lender or any of its Subsidiaries to the Parent or any of its Subsidiaries after the Effective Date (other than loans advanced under this Agreement pursuant to the HBLR Advance, the MSH Advance and/or the MSREF Advance).

“Other MSREF Facilities”: all MSREF Facilities other than the Beaconsfield Facility and Sonning Facility.

“Parent”: Sunrise Senior Living, Inc.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Sonning Facility”: the senior living facility located at Old Bath Road, Sonning, Berks, RG4 6TQ, England.

“Subsidiary”: any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof).

“Telerate British Bankers Assoc. Interest Settlement Rates Page”:  the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Termination Date”:  the date of occurrence of a Termination Event.

“Termination Event”:  (i) any Event of Default shall have occurred and any notice required to cause the Loans to become due and payable shall have been given and (ii) the Maturity Date.

SECTION 2.           COMMITMENTS

2.1           The Facility.  Subject to the terms and conditions of this Agreement (including, without limitation, those contained in Section 5), the Lender agrees to make available to the Borrower term loans (“Loans”) in Dollars in an aggregate amount equal to the Loan Commitment Amount.

2.2           Commitment Amounts.  The “Loan Commitment Amount” is the sum of (i) $365,000,000 (Three Hundred Sixty-Five Million Dollars) plus (ii) the Dollar Equivalent of GBP64,500,000 (Sixty-Four Million Five Hundred Thousand Great Britain Pound Sterling) determined as of the date of the MSREF Advance.  The Borrower may permanently reduce the Loan Commitment Amount, in whole or in part, upon three Business Days’ prior written notice to the Lender.

2.3           Proceeds of Loans.  The Loans borrowed in: (i) the MSH Advance may only be used by the Borrower to (x) purchase the MSH Equity Interests and (y) repay existing mortgage debt on the MSH Facilities (and related defeasance and prepayment costs), (ii) the HBLR Advance may only be used by the Borrower to purchase the HBLR Equity Interests and (iii) the MSREF Advance may only be used by the Borrower to (x) purchase the MSREF Equity Interests, (y) repay existing mortgage debt on the Sonning Property and Beaconsfield Property (and related defeasance and prepayment costs) and (z) make subsequent loans to one or more of its Subsidiaries, including, without limitation, Sunrise Senior Living International Limited Partnership, to enable such Subsidiary to purchase the MSREF Equity Interests or repay existing mortgage debt on the Sonning Property and Beaconsfield Property (and related defeasance and prepayment costs).

SECTION 3.           GENERAL PROVISIONS APPLICABLE TO LOANS.

3.1           Procedure for Borrowings.  The Borrower may request the following Borrowings at least three Business Days prior to the Final Advance Date: (i) the MSH Advance, (ii) the HBLR Advance and (iii) the MSREF Advance.  Any Borrowings hereunder must be made on a Business Day.  The Borrower shall give the Lender irrevocable notice (which notice must be received by the Lender prior to 10:00 a.m. (New York City time) three Business Days prior to the requested Borrowing Date) (a “Notice of Borrowing”).  Subject to the satisfaction of the conditions to such Borrowing, the Lender shall promptly make available funds equal to the amount of the Loan to the Borrower by wire transfer to the account specified in the Notice of Borrowing.  After the Final Advance Date, the Lender shall have no further obligation to make any Loans hereunder.

3.2           Repayments and Prepayments.  The Borrower promises to make payment in full of all unpaid principal of each Loan and all other unpaid obligations hereunder at the Maturity Date (or on such earlier dates as this Agreement requires).  The Lender may request a promissory note from the Borrower on the Effective Date or at any time thereafter to evidence the Borrower’s obligations hereunder.  Prior to the Maturity Date, the Borrower:

(a)           may, from time to time on any Business Day, subject to one Business Day’s written notice, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that all voluntary partial prepayments of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof and any amounts so repaid cannot be reborrowed; and

(b)           shall pay all interest and fees on the dates provided in this Agreement.

Each prepayment of Loans made pursuant to this Section 3.2 shall be without premium or penalty.

3.3           Interest Rates and Payment Dates.  (a)  Subject to Section 3.3(b) hereof, all Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the date such Loans are paid in full on the unpaid principal amount thereof at a rate per annum equal to One-Month LIBOR plus 5.00%.

(b)           Upon the occurrence and during the continuance of an Event of Default, all Loans and all other amounts outstanding under this Agreement shall bear interest at a rate per annum equal to One-Month LIBOR plus 7.00%.

(c)           Interest shall be payable in arrears on each Monthly Payment Date.

(d)           One-Month LIBOR shall be calculated by the Lender on the Calculation Dates, with the rate determined on each Calculation Date applying to all Loans outstanding for the period from such Calculation Date to the next Calculation Date.  On each Calculation Date, the Lender shall provide prompt written notice to the Borrower of the One-Month LIBOR to be applied to all outstanding Loans in accordance with this clause (d).

The failure of the Lender to provide prompt written notice of the On-Month LIBOR to the Borrower shall not constitute a default of Lender’s obligations under this Agreement.

3.4           Computation of Interest and Fees.  Interest in respect of Loans shall be calculated on the basis of a 360 day year for the actual days elapsed.

3.5           Payments.  All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Lender by wire transfer, in Dollars and in immediately available funds at the account previously identified in writing by the Lender to the Borrower.  If any payment hereunder is due and payable on a day other than a Business Day, such payment shall be due and payable on the immediately preceding Business Day.

SECTION 4.           REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Lender that:

4.1           Organization.  The Borrower is a corporation duly formed and validly existing under the laws of the Commonwealth of Virginia.

4.2           Corporate Power; Authority.  The Borrower has the corporate power and authority to make, deliver and perform each of the Loan Documents to which it is a party, and the Borrower has the corporate power and authority and legal right to borrow hereunder.  The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of each of the Loan Documents to which the Borrower is a party and the Borrower has taken all necessary corporate action to authorize the Borrowings hereunder.

4.3           Enforceable Obligations.  Each Loan Document to which the Borrower is a party delivered on or prior to the date hereof (i) has been duly executed, authorized and delivered on behalf of the Borrower and (ii) constitutes the legal, valid and binding obligation of the Borrower, and is enforceable against the Borrower in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

4.4           No Conflict with Organizational Documents.  The execution, delivery and performance of each Loan Document to which the Borrower is a party, the use of the proceeds of the Loans and the transactions contemplated by or in respect of such use of proceeds will not violate the Organizational Documents of the Borrower.

4.5           Senior Debt.  The Loans constitute senior obligations of the Borrower and are not subordinated in right of payment to any other obligations of the Borrower.

SECTION 5.           CONDITIONS PRECEDENT

5.1           Conditions to Initial Loan.  The obligation of the Lender to make its initial Loan is subject to the satisfaction or waiver pursuant to Section 8 immediately prior to or concurrently with the making of such Loan, as the case may be, of the following conditions:

(a)           Agreement.  The Lender shall have received a counterpart of this Agreement duly executed and delivered by a duly authorized officer of the Borrower.

(b)           Parent Guaranty.  The Lender shall have received a reasonably acceptable guaranty agreement executed by the Parent pursuant to which the Parent has guaranteed the Borrower’s obligations under this Agreement.

(c)           Resolutions.  The Lender shall have received resolutions of the board of directors of the Borrower approving and authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party, certified as of a recent date by the Borrower’s secretary, an assistant secretary or any other senior corporate officer as being in full force and effect without modification or amendment.

(d)           Incumbency Certificate.  The Lender shall have received incumbency certificates of the senior corporate officers of the Borrower executing the Loan Documents to which the Borrower is a party.

5.2           Conditions to All Loans.  The obligation of the Lender to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a)           Representation and Warranties.  Each of the representations and warranties made in or pursuant to Section 4 shall be true and correct in all material respects on and as of such Borrowing Date as if made on and as of such date.

(b)           MSH Advance.  If the requested Loan is the MSH Advance, the contemporaneous purchase of the equity interests in the MSH Facilities by the Borrower pursuant to the MSH PSA.

(c)           HBLR Advance.  If the requested Loan is the HBLR Advance, the contemporaneous purchase of the equity interests in the HBLR Facilities by the Borrower pursuant to the HBLR PSA.

(d)           MSREF Advance.  If the requested Loan is the MSREF Advance, the contemporaneous purchase of the equity interests in the MSREF Facilities by the Borrower or its affiliates pursuant to the MSREF PSA.

Each Borrowing hereunder shall constitute a representation and warranty by the Borrower as of such Borrowing Date that the conditions in Sections 5.1 and 5.2 have been satisfied.

SECTION 6.           COVENANTS

The Borrower shall, so long as the Loan Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to the Lender:

6.1           Financial Statements.  Furnish to the Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet of the Parent and related statements of income and cash flows of the Parent as of the end of and for such fiscal year, and related notes thereto setting forth in comparative form the figures for the previous fiscal year and accompanied by a customary “management discussion & analysis” section, all reported on by an independent public accountant of national recognized standing and certified by a senior financial officer of the Parent to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such fiscal year and results of operations and cash flows of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent, the unaudited consolidated balance sheet and related statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as of the end of) the previous fiscal year and results of operations and cash flows of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and certified by a senior financial officer of the Parent to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows as of the end of and for such fiscal quarter, subject to normal year-end audit adjustments and the absence of footnotes and accompanied by a customary “management discussion & analysis”; and

(c)           as soon as available, but in any event not later than 30 days after the end of each calendar month, internal monthly financial statements for each of the MSH Facilities, HBLR Facilities and MSREF Facilities that the Parent or its Subsidiaries has owned 100% of the equity interests in for the full preceding calendar month certified by a senior financial officer of the Borrower to the effect that such financial statements present fairly in all material respects the financial performance and results of operations and cash flows of such facilities.

The internal monthly financial statements required by clause (c) above need not be prepared in accordance with GAAP and are subject to quarter-end and year-end adjustments in all respects.

6.2           Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, franchises, copyrights, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, trademarks and trade names the loss of which would not in the aggregate reasonably be anticipated to have a Material Adverse Effect; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be anticipated to have a Material Adverse Effect.

6.3           Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), except to the extent that the failure to do so would not, in the aggregate, reasonably be anticipated to have a Material Adverse Effect; and

(b)           Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts as are usually maintained by, and against at least such risks as are usually insured against in the same general area, by companies engaged in the same or a similar business; provided that the Borrower may self-insure to the extent consistent with past practice.

6.4           Inspection of Property; Books and Records.  Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Lender upon reasonable notice to visit and make a reasonable inspection of any of its properties and reasonably examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice.

6.5           Notices.  Promptly give notice to the Lender:

(a)           of the occurrence of any Default or Event of Default then known to the Borrower;

(b)           of any litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Borrower by any Governmental Authority, which in any such case would reasonably be anticipated to have a Material Adverse Effect; and

(c)           of the commencement of any litigation or proceeding against the Borrower which if adversely determined would reasonably be anticipated to have a Material Adverse Effect.

Each notice pursuant to this Section 6.5 shall be accompanied by a statement of an authorized officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.6           Compliance with Interim Operating Covenants in Merger Agreement.  Except as otherwise consented to (whether hereunder or under the Merger Agreement) by the Lender, the Borrower shall at all times comply with, and cause the Parent and its Subsidiaries to comply with, the provisions of Section 6.1 of the Merger Agreement.

6.7           Certain Amendments.  Without the prior written consent of the Lender, the Borrower shall not, and shall cause its affiliates not to, amend the terms of the existing loans, joint venture agreements or management agreements relating to the HBLR Facilities, the MSH Facilities or the MSREF Facilities in a manner that is adverse to the Lender.

6.8           Security.  The Borrower shall, and shall cause its affiliates to, use commercially reasonable efforts to promptly, if practicable, concurrently with the applicable Advance (and, in any event, shall so secure the Loans hereunder (1) in the case of the security described in clause (i) of this sentence, no later than 45 days after the MSH Advance and (2) in the case of the security described in clause (ii) of this sentence, no later than 45 days after the MSREF Advance) secure on an equal and ratable basis the Loans hereunder and any Other Lender Loans with (i) after the MSH Advance, (x) a pledge of the Borrower’s equity interests in the owners of the MSH Facilities and (y) first priority mortgages on the MSH Facilities (other than the Glen Cove Facility and the Hunter Mill Facility) and (ii) after the MSREF Advance, (x) a pledge of the Borrower’s or its affiliates’ equity interests in the owners of the (A) Sonning Facility and (B) Beaconsfield Facility and (y) first priority mortgages on the (A) Sonning Facility and (B) Beaconsfield Facility.  The Borrower shall use commercially reasonable efforts to promptly, if practicable, concurrently with the applicable Advance (and, in any event, shall so secure the Loans hereunder (1) in the case of the security described in clause (i) of this sentence, no later than 45 days after the satisfaction of the existing debt secured by the HBLR Facilities and (2) in the case of the security described in clause (ii) of this sentence, no later than 45 days after the satisfaction of the existing debt secured by the Other MSREF Facilities ) secure on an equal and ratable basis the Loans hereunder and any Other Lender Loans with (i) upon the satisfaction of the existing debt secured by the HBLR Facilities, (x) a pledge of the Borrower’s equity interests in the owners of the HBLR Facilities and (y) first priority mortgages on the HBLR Facilities and (ii) upon the satisfaction of the existing debt secured by the Other MSREF Facilities, (x) a pledge of the Borrower’s or its affiliates’ equity interests in the owners of the Other MSREF Facilities and (y) first priority mortgages on the Other MSREF Facilities.  The Borrower and Lender hereby acknowledge and agree that each agreement, if any, evidencing an Other Lender Loan shall (i) contain a cross default provision substantially similar to that set forth herein and (ii) provide that the Loans hereunder shall be secured on an equal and ratable basis by any and all assets securing such Other Lender Loan.  The assets constituting the security described in this Section 6.8 and any other security given to secure the Loans hereunder or an Other Lender Loan, including, without limitation, any collateral assignments, UCC financing statements, pledges, mortgages, deeds of trust or guarantees (as such security may change from time to time, including, without limitation, in connection with the advance of any Other Lender Loan) shall be referred to herein as the “Collateral”.  Notwithstanding anything herein to the contrary, in the event that the Merger Agreement is terminated, it is understood and agreed that a mortgage shall be provided on the Glen Cove Facility and the Hunter Mill Facility by the Borrower in favor of the Lender in accordance with the provisions of that certain letter agreement dated on or about the date hereof

6.9           Negative Pledge.  The Borrower shall not, and shall cause its affiliates not to, permit any additional Liens (other than Liens existing as of the date hereof, incidental Liens arising in the ordinary course, Liens permitted pursuant to Section 6.1 of the Merger Agreement or Liens to secure the Loans hereunder) on any of the MSH Facilities, the HBLR Facilities or MSREF Facilities or on the Borrower’s or its affiliates’ equity interests therein.

6.10         OFAC / Anti-Terrorism.  The Borrower shall not, and shall cause its affiliates not to, use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purposes of financing the activities of or with any Person or in any country or territory that, at the time of funding is an Embargoed Person.  The Borrower shall not, and shall cause its affiliates not to, conduct any business with or engage in making or receiving any contribution of funds, goods or services to or for the benefit of an Embargoed Person.

6.11         Exclusivity.  Subject to Lender complying with its obligations set forth herein, Borrower agrees that if it or its affiliates consummate the transactions contemplated by (i) the MSH PSA, (ii) the HBLR PSA or (iii) the MSREF PSA, the Borrower shall borrow the necessary funds from Lender on the terms set forth herein.

SECTION 7.           EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events:

(a)           The Borrower shall fail to pay any amount payable hereunder, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 10 days; or

(b)           Any representation or warranty made or deemed made by the Borrower hereunder shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           The Borrower shall default in the observance or the performance of any other agreement, obligation or restriction contained herein and such default shall continue for more than 30 days; or

(d)           The Borrower or Parent shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (ii) consent to the institution of any proceeding or petition described in clause (e) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, receiver manager or similar official for the Borrower, the Parent or for a substantial part of its assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; or (v) make a general assignment for the benefit of creditors; or

(e)           An involuntary proceeding shall be commenced or an involuntary petition shall be filed under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect seeking (i) liquidation, reorganization or other relief in respect of the Borrower or the Parent or their debts, or of a substantial part of their assets or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, receiver manager or similar official for the Borrower or the Parent or a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(f)            Any event or condition occurs that results in any (i) indebtedness (other than obligations in respect of the Merger Agreement) of $25,000,000 or more of the Parent and its Subsidiaries owing to the Lender or its affiliates or (ii) Other Lender Loan, in each case, becoming due prior to its stated maturity or that enables or permits (after giving effect to any grace period) the Lender or its affiliates to cause any such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(g)           This Agreement shall cease, for any reason, to be in full force and effect or the Borrower shall so assert in writing; or

(h)            A Change of Control shall occur;

then, and in any such event, so long as any such Event of Default shall be continuing, Lender may exercise any and all rights and remedies provided for in any Loan Document or otherwise allowed under law or in equity, including, without limitation, either or both of the following remedies:  (i) the Lender may by notice to the Borrower, declare the Loan Commitment to be terminated forthwith, whereupon the Loan Commitment shall immediately terminate; and (ii) the Lender may, by notice of default to the Borrower, declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8.           MISCELLANEOUS

8.1           Amendments and Waivers.  No Loan Document nor any terms thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.  The Lender and the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Loan Document in which they are parties or changing in any manner the rights of the Lender or of the Borrower or waiving, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of any such Loan Document or any Default or Event of Default and its consequences.

Any such waiver and any such amendment, supplement or modification described in this Section 8 shall be binding upon the Borrower, the Lender and all future holders of Loans.  In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

8.2           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of the Borrower and the Lender, or to such other address as may be hereafter notified by such respective parties hereto:

The Borrower:	Sunrise Senior Living Investments, Inc.
7900 Westpark Drive
McLean, VA 22102
Attention: Mark Ordan
Facsimile: (703) 744-1990

The Lender:	Health Care REIT, Inc.
4500 Dorr Street
Toledo, OH 43615-4040
Attention: Jeffrey H. Miller, Esq.
Facsimile: (419) 247-2826

8.3           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that neither the Borrower nor the Lender may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

8.5           Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its affiliates’ directors, officers, employees, trustees, agents, members or partners, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that to the extent reasonably practicable and permitted by applicable law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, the Lender shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding, (iii) in connection with the exercise of any rights or remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under the Loan Documents, (iv) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.5 or (y) becomes available to the Lender or any of its affiliates on a nonconfidential basis from a source other than the Borrower and (v) to the extent such Information is independently developed by the Lender.  “Information” means all non-public information received from the Borrower, any affiliate or their business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any affiliate.  Notwithstanding any other provision of this Agreement or any other Loan Document, the provisions of this Section 8.5 shall survive with respect to the Lender until the second anniversary of the Termination Date.

8.6           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.  This Agreement shall become effective with respect to the Borrower and the Lender when the Borrower and Lender shall have executed this Agreement.

8.7           Governing Law; No Third-Party Rights.  This Agreement and the rights and obligations of the parties under this Agreement, including, without limitation, the Loans, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to any choice or conflicts of laws principles thereof that would cause the application of the laws of any jurisdiction other than the State of Delaware.  This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns.

8.8           Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.8.

8.9           Security Release.  (a) The Lender hereby acknowledges and agrees that, from and after the date on which the Merger Agreement is terminated, upon any repayment or prepayment of the Loans and any Other Lender Loans (in each case, whether occurring before or after such termination) that results in the aggregate outstanding principal amount thereof being reduced to an amount less than the total aggregate value of the Collateral at such time, the Lender shall release promptly that portion of the Collateral identified by the Borrower in writing to the Lender so long as the Borrower can reasonably demonstrate that the value of the remaining Collateral after giving effect to such release exceeds the aggregate outstanding principal amount of the Loans and any Other Lender Loans after giving effect to such repayment or prepayment.

(b) The Lender hereby agrees to release promptly the Collateral upon repayment or prepayment, as applicable, in full of the Loans and any Other Lender Loans.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SUNRISE SENIOR LIVING INVESTMENTS, INC.,
as Borrower

By:	/s/ Edward W. Burnett
	Name:	Edward W. Burnett
	Title:	Vice President

HEALTH CARE REIT, INC.,
as Lender

By:	/s/ Erin C. Ibele
	Name:	Erin C. Ibele
	Title:	Senior Vice President —
Administration and Corporate Secretary